Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
December 18, 2007	Contact: Tucker Hewes
Hewes Communications
(212) 207-9451

DIVIDEND CAPITAL TOTAL REALTY TRUST ANNOUNCES APPOINTMENT OF GUY ARNOLD AS PRESIDENT

DENVER, CO — December 18, 2007 — Dividend Capital Total Realty Trust Inc., a diversified Real Estate Investment Trust (REIT), announced today the appointment of Guy Arnold as President of the company.  Mr. Arnold, who will formally start on January 1, 2008, replaces Jim Giuliano, who had been serving as President in an interim role. John Biallas, who has been with the company since its inception and served in multiple senior management roles during his tenure, has been promoted to Chief Financial Officer and will replace Mr. Giuliano in this position effective January 1, 2008.  Mr. Biallas has resigned as Chief Operating Officer and his current asset management responsibilities will be assumed by Mr. Arnold.

Prior to joining Dividend Capital Total Realty Trust, Mr. Arnold was a Partner and Managing Director of Cherokee Investment Partners, a $1.8 billion multi-asset class private equity real estate fund that focuses on the acquisition, redevelopment and asset management of urban infill properties throughout the U.S., Canada and Western Europe. In this capacity, Mr. Arnold directed and structured numerous transactions with various sellers and buyers, including Fortune 500 companies, development and investment companies, and local and federal governmental agencies.  In addition, he co-managed the firm’s Denver office, presented regularly to Cherokee’s investors, including state pension funds and university endowments, and served as a member of Cherokee’s Investment and Asset Management Committees.

Previously, Mr. Arnold served as Vice President of Colorado & Santa Fe Land Company, a Colorado-based commercial real estate company, where he oversaw the acquisition, asset management, sales and leasing for a 4.5 million square foot portfolio of value-added office, industrial and retail properties. He is a member of Urban Land Institute (ULI) and serves on the Board of Directors of the Colorado chapter of the National Association of Office & Industrial Properties (NAIOP).   Mr. Arnold earned a BA from the University of Virginia.

“We are very pleased to announce the appointment of Guy Arnold as President of our organization,” said John Blumberg, chairman of Dividend Capital Total Realty Trust. “His strong experience across multiple real estate asset classes in acquisitions, operations and development make him an outstanding leader for our diversified real estate platform company.”

As of November 9, 2007, Dividend Capital Total Realty Trust had invested in 60 properties totaling approximately 10.2 million net rentable square feet in 19 markets, leased to more than 400 corporate customers.  In aggregate as of November 9, 2007, the company had invested in total assets of approximately $1.6 billion. Dividend Capital Total Realty Trust believes its portfolio is diversified by property type, geography and investment strategy.

“I’m delighted to be joining a company whose strategy is to provide diversification by investing across the real estate asset class,” said Mr. Arnold.  “My experience across all facets of the real estate industry should bring a strong, complimentary skill set to our leadership team.”

Separately, Dividend Capital Total Realty Trust announced the appointment of Joshua Widoff as Senior Vice President and General Counsel of Dividend Capital Total Realty Trust. Mr. Widoff also serves as a managing director of Black Creek Group, an affiliated private equity real estate firm.

Prior to joining Dividend Capital Total Realty Trust, Mr. Widoff was a partner at the law firm of Brownstein Hyatt Farber Schreck, P.C., where he was active in the management of the firm and led an integrated team of attorneys and paralegals servicing clients primarily in the commercial real estate business. During more than a dozen years of private practice, he managed transactions involving the acquisition, development, leasing, financing and disposition of various real estate assets, including vacant land, apartment and office buildings, hotels, casinos, industrial/warehouse facilities and shopping centers. Mr. Widoff received his undergraduate degree from Trinity University in Texas and his law degree from the University of Colorado School of Law.

“Josh Widoff is an important addition to our senior management as we seek to build a team of leaders in their respective professions,” said Mr. Blumberg. “We are excited about the combination of real estate and corporate transactional experience and legal talent he brings to the organization.”

Dividend Capital Total Realty Trust, a Denver-based REIT, invests in a diversified portfolio of high-quality direct real estate, real estate securities and debt related investments.

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                Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results materially different from those described in the forward-looking statements. Dividend Capital Total Realty Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Total Realty Trust’s expectations include, but are not limited to, the uncertainty of the sources for funding Dividend Capital Total Realty Trust’s future capital needs, delays in the acquisition, development and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically and the other risks detailed from time to time in Dividend Capital Total Realty Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. Dividend Capital Total Realty Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.